Exhibit 10.2

CONSULTING AGREEMENT

The parties to this Consulting Agreement (Agreement) are Planar Systems, Inc. (“Planar”) and Dr Chris N King (“Consultant”). Effective date is April 4, 2005.

1.	Duties. Planar engages Consultant to be available for and to provide consulting services and advice on an as needed basis, at the specific request of Balaji Krishnamurthy.

2.	Term. The term of this Consulting Agreement shall be from the effective date until April 4, 2006. For the purposes of the Planar Deferred Compensation Plan, Sections 2.17 and 5.4, Dr King’s date of retirement shall also be April 4, 2006.

2.17 Retirement “Retirement” means the attainment of age fifty-five (55) and permission from the Compensation Committee to terminate employment with the Company.

5.4 Form of Benefit Payment for Director Participants, the benefit shall be paid in the form elected by the Participant prior to the beginning of each deferral period.

3.	Payment. Consultant agrees to be available for up to two days a month during the Term to perform Services requested. As consideration for Consultant’s availability to perform, and performance of the Services requested, Planar shall pay Consultant a consulting retention fee of $5,000.00 to be paid on the Agreement end date of April 4, 2006. In addition, Consultant will be reimbursed for reasonable travel and incidental expenses incurred in execution of requested services.

Consultant agrees that such compensation constitutes full and complete compensation for Consultant’s services and for all obligations assumed by Consultant under this Agreement. Consultant will be responsible for payment of all income, social security and other taxes assessed against fees paid by Planar to Consultant under the terms of this Agreement.

4.	Reporting to Planar’s Facilities. Consultant is not required to report to work at Planar’s offices during any particular work hours, except for such meetings as may be necessary to deliver services and/or report on service delivery progress.

5.	Ownership of Copyrights. Any original works of authorship, including any written, pictorial, graphic or audiovisual work, conceived or created by Consultant under this Agreement shall be the property of Planar, and Consultant hereby assigns and agrees to assign to Planar all of Consultant’s rights, including the rights of copyright, in any such work.

6.	Status of Consultant. Consultant agrees that Consultant is an independent contractor and not an employee of Planar, nor subject to the direct supervision or control by Planar, and that Consultant shall not be eligible for Planar employee benefits.

7.	Term and Termination. This Agreement may be terminated by either party by written notice to the other, with immediate effect, if the other party is in default in the performance of its obligations hereunder or under any outstanding Services or any requirements under the Separation Agreement, effective April 4, 2005.

/s/ Balaji Krishnamurthy/April 4, 2005	/s/ Chris N King/April 4, 2005
Balaji Krishnamurthy/Date	Chris N King/Date